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                                                                    EXHIBIT 99.1

               CROWN CRAFTS, INC. SELLS ADULT BEDDING, REFINANCES

ATLANTA, JULY 26, 2001 - Crown Crafts, Inc. today announced that it has completed the sale of its adult bedding business to an executive group headed by former CEO Michael Bernstein. The sale included the Calvin Klein, Royal Sateen and private label bedding and bath business which accounted for $76 million of sales in the fiscal year ended April 1, 2001. Also included were Crown Crafts' remaining operations at Roxboro, North Carolina and the New York office and showroom. Proceeds of the sale were $8.5 million cash plus assumption of certain liabilities. The loss on the sale is approximately $24 million.

The company also refinanced its existing short-term debt of approximately $75 million into a new $49 million credit facility with its existing lenders. The new credit facility includes a three year revolving loan of $19 million, senior notes of $14 million due in five years and subordinated notes due in six years. In addition, the lenders received warrants exercisable for non-voting common stock that is convertible into voting common stock. When exercised, the lenders will own 65 percent of the Company's common stock on a fully diluted basis.

E. Randall Chestnut, newly elected Chairman, President and CEO of Crown Crafts stated "We have successfully completed our transition to a company that designs, markets and distributes highly competitive (primarily juvenile) products acquired by global sourcing and selective manufacturing. The new Crown Crafts is a focused consumer products company concentrating on infant bedding, blankets, bibs and accessories as well as luxury hand-woven home decor. The refinancing right-sizes and restructures the company's balance sheet to fit the cash flows of the continuing businesses. We are thankful for the cooperation and commitment of our lender group during this difficult transition.

The new Crown Crafts consists of seven acquisitions made since October 1995. These acquisitions now make up the following companies: Crown Crafts Infant Products (Red Calliope, NoJo, PillowBuddies(R)); Hamco (Hamco, Pinky Baby); Burgundy; and Churchill Weavers.

We are particularly pleased that a very distinguished group has agreed to serve on our board of directors, including Mr. William T. Deyo, Jr., Mr. Steven E. Fox, Mr. Sidney Kirschner, Mr. Zenon S. Nie, Mr. William P. Payne, Dr. Donald Ratajczak, Dr. James A. Verbrugge and chaired by myself, as the only inside director.

The new focused Crown Crafts is well positioned in the marketplace. Hamco is the market leader in infant bibs and Crown Crafts Infant Products has exceptional brand awareness in its core lines of Red Calliope and NoJo, two names that retailers and consumers recognize and seek. In addition, we hold some of the best licenses in the infant business.


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On a pro forma basis, Crown Crafts is both profitable and cash flow positive with annual revenue of about $120 million with total assets of about $65 million."

As a result of the restructuring losses incurred in the fiscal year ended April 1, 2001, Crown Crafts expects to report a loss of over $70 million once the audit is finished. The losses include $10 million on the sale of the Wovens division to Mohawk in November 2000, $5 million on the sale of the Roxboro, North Carolina plant to Vector Tobacco in June 2001, $24 million on the sale of the adult bedding business, a write-off of $12 million on computer systems as well as operating losses from businesses that are no longer part of the ongoing Crown Crafts.

E. Randall Chestnut and Carl Texter will host a conference call at 11 AM eastern time on Friday, July 27. The conference call number is 1-800-709-3816.

Statements contained in this release that are not statements of historical fact are "forward-looking statements" within the meaning of the federal securities law. Forward-looking statements involve unknown risks and uncertainties that may cause future results to differ materially from what is anticipated. These risks include, among others, general economic conditions, changing competition, the level and pricing of future orders from the Company's customers, the Company's dependence on third-party suppliers, including some located in foreign countries with unstable political situations, the Company's ability to successfully implement new information technologies, the Company's ability to integrate its acquisitions and new licenses, and the Company's ability to implement operational improvements in its acquired businesses.

Crown Crafts, Inc., headquartered in Atlanta, Georgia, designs, markets and distributes infant & juvenile products and luxury hand-woven home decor. Its subsidiaries include Hamco, Inc. in Louisiana, Crown Crafts Infant Products, Inc. in California, Churchill Weavers in Kentucky and Burgundy Interamericana in Mexico.

Contact: Carl Texter 770 644 6230